Exhibit 2

FIRST LOAN MODIFICATION AGREEMENT

This FIRST LOAN MODIFICATION AGREEMENT (this “Modification”) is effective as of July 27, 2007, by and between WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”) and REALTY INVESTMENT COMPANY, INC. (the “Borrower”).

RECITALS

A. The Borrower is indebted to the Lender under a Revolving Credit Note dated June 29, 2006 in the original principal amount of $50,000,000.00 (the “Revolving Credit Note”). The indebtedness of the Borrower to the Lender under the Revolving Credit Note shall hereinafter be referred to as the “Loan.”

B. The Revolving Credit Note evidences advances made by the Lender to the Borrower pursuant to a Loan Agreement dated June 29, 2006 by and between the Borrower, and the Lender, as amended by a letter agreement dated October 20, 2006 (as amended, the “Loan Agreement”).

C. Payment of the Revolving Credit Note is secured by a first priority security interest in the Borrower’s Pledged Stock, as defined in a Stock Pledge Agreement dated June 29, 2006 (the “Pledge Agreement”) by the Borrower in favor of the Lender, and all cash and non-cash proceeds and products thereof (collectively, the “Collateral”), pursuant to the Pledge Agreement.

D. The Lender perfected its security interest in the Collateral by accepting delivery of the certificate evidencing the Pledged Stock.

E. The Borrower has requested that the Lender (i) reduce the amount of the revolving line of credit, (ii) extend the maturity date of the Revolving Credit Note, (iii) amend the permissible uses of proceeds of Advances (as defined in the Loan Agreement) and (iv) consent to the transfer of a portion of the Pledged Stock to Account no. 642-07734 maintained by the Borrower at Morgan Stanley & Company Inc. (“Morgan Stanley”). The Lender is willing to do so subject to the terms and provisions of this Modification.

NOW, THEREFORE, the parties agree as follows:

Section 1. Recitals. The parties acknowledge the accuracy of the Recitals and incorporate the Recitals into this Modification.

Section 2. Modification of the Loan Agreement. The Loan Agreement is modified as follows:

2.1 In the WHEREAS clause of the Loan Agreement, “$50,000,000.00” is changed to “$5,000,000.00”.

2.2 In the first sentence in Section 1.1 of the Loan Agreement, “$50,000,000.00” is changed to “$5,000,000.00”.

2.3 The second sentence in Section 1.1 of the Loan Agreement is deleted in its entirety and replaced with the following:

As used herein, the term “Revolving Credit Expiration Date” means September 30, 2008 or such later date as to which the parties may agree pursuant to the terms of this Agreement.

2.4 Section 1.2 of the Loan Agreement is deleted in its entirety and replaced with the following:

1.2. Minimum Amount and Use of Proceeds. Each Advance shall be in an amount not less than $50,000.00. The Borrower intends to use the proceeds of the Advances to acquire securities, for other investments, to make loans to affiliated entities, and for general business purposes. The Borrower intends to use the proceeds of the Advances for purpose loans and non-purpose loans under Regulation U.

2.5 The first sentence in Section 1.3 of the Loan Agreement is changed to read as follows: “The obligation of the Borrower to repay the Advances with interest shall be evidenced by a Revolving Credit Note dated June 29, 2006 payable by the Borrower to the Bank in the amended principal amount of $5,000,000.00.”

2.6 The first paragraph in Section 1.10 of the Loan Agreement is deleted in its entirety and replaced with the following:

The obligations of the Borrower under the Financing Documents are secured by the provisions of, and the property described in a certain Stock Pledge Agreement dated the date hereof between the Bank and the Borrower (which Stock Pledge Agreement, as the same may from time to time be amended, extended, restated, supplemented or otherwise modified, is herein called the “Stock Pledge Agreement”) pursuant to which the Borrower has pledged to the Bank certain shares of the common stock of Choice Hotels International, Inc. (“Choice Hotels”) (all of such stock of Choice Hotels being hereinafter collectively referred to as the “Pledged Stock”). The Borrower has caused to be delivered to Morgan Stanley & Company Inc. (the “Securities Intermediary”) the Pledged Stock which the Securities Intermediary will hold in Account no. 642-07734. To perfect the Borrower’s pledge of the Pledged Stock, the Borrower shall execute and cause the Securities Intermediary to execute a Notice of Pledge and Security (the “Control Agreement”) and shall deliver the Control Agreement to the Bank. In addition, the Borrower authorizes the Bank to record a financing statement covering the Pledged Stock and the Securities Account.

2.7 The second sentence in Section 1.11 of the Loan Agreement is deleted in its entirety and replaced with the following:

If at any time the sum of the aggregate principal amount of outstanding Advances exceeds sixty-five percent (65%) of the value of the Pledged Stock then serving as Collateral, as determined by the Bank based upon closing market quotations (which circumstance shall be deemed a “Margin Deficiency”), within three Business Days after the Borrower receives a notice of the Margin Deficiency (a “Margin Deficiency Notice”) from the Bank, either (a) the Borrower shall prepay to the Bank so much of the Advances as is necessary to remedy the Margin Deficiency, or (b) the Borrower shall deliver to the Securities Intermediary to be held in Securities Account no. 642-07734 pursuant to the Control Agreement such additional shares of the common stock of Choice Hotels (the “Additional Pledged Stock”) as shall be necessary to remedy the Margin Deficiency and the Borrower shall deliver to the Bank an agreement, in form and substance satisfactory to the Bank in all respects, pursuant to which the Borrower shall pledge to the Bank such Additional Pledged Stock subject to and upon the terms and conditions set forth in the Stock Pledge Agreement.

2.8 In Section 8.3 of the Loan Agreement, the address for notice purposes of the Borrower is changed to read as follows:

Borrower:	Realty Investment Company, Inc.
8171 Maple Lawn Boulevard, Suite 375
Fulton, MD 20759
Attention: Christine A. Shreve, President
Facsimile No.: 240-295-1610

Section 3. Modification of Pledge Agreement. The Pledge Agreement is modified as follows:

3.1 In the first sentence of the Recitals of the Stock Pledge Agreement, “$50,000,000.00” is changed to “$5,000,000.00”.

3.2 In Section 1.1 of the Stock Pledge Agreement, the definition of “Collateral Amount” is changed to “$ 10,000,000.00”.

3.3 Section 2.1(a) of the Pledge Agreement is deleted in its entirety and replaced with the following:

(a) Pledged Stock, Etc. (i) all of the shares of the common stock of Choice Hotels International, Inc. (“Choice Hotels”) in Account no. 642-07734 at Morgan Stanley & Company Inc. (the “Securities Intermediary”) and any additional shares of the common stock of Choice Hotels delivered by the Pledgor to the Securities Intermediary for deposit into Account no. 642-07734 (collectively, the “Pledged Stock”), (ii) any certificates representing or evidencing the Pledged Stock, (iii) securities account no. 642-07734 at the Securities Intermediary in which the Pledged Stock is held, (iv) any and all other property which may be delivered to or held by the Bank or the Securities Intermediary pursuant to the provisions of this Agreement, in addition to or in substitution for the Pledged Stock, (v) subject to Section 2.5 below, all payments of principal or interest, dividends, cash, income, profits, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon conversion of the Pledged Stock, and (vi) subject to Section 2.5 below, any and all voting and other rights, powers and privileges accruing or incidental to an owner of the Pledged Stock and the other property referred to in subclauses (i) through (v); and

3.4 Section 2.3(a) of the Pledge Agreement is deleted in its entirety and replaced with following:

(a) The Pledgor shall deliver or promptly cause to be delivered to the Bank a Notice of Pledge and Security (the “Control Agreement”) with respect to Pledged Stock and Account No. 642-07734 at the Securities Intermediary in which the Pledged Stock is held (the “Securities Account”); and (ii) all other property, instruments and papers comprising, representing or evidencing the Collateral or any part thereof accompanied by proper instruments of assignment or endorsement duly executed by the Pledgor.

3.5 The second sentence in Section 2.3(b) of the Pledge Agreement is deleted in its entirety and replaced with the following:

The Pledgee acknowledges and agrees that if the market value of the Pledged Stock at any time exceeds the Collateral Amount, the Pledgor may from time to time at the Pledgor’s option (but not more than once every calendar quarter) transfer from Account no. 642-07734 an amount of Pledged Stock such that the Pledgee shall not be in control of Pledged Stock with a market value in excess of the Collateral Amount.

3.6 Section 2.4 of the Pledge Agreement is changed to read as follows:

Owner of Collateral. So long as the Pledgor remains the owner of all or any part of the Collateral, the Pledgor will promptly, upon request of the Bank, give to the Bank copies of any notices or other communications received by it with respect to the Collateral.

3.7 In Section 2.5(a)(ii) of the Pledge Agreement, last line, “shall be delivered to the Pledgee” is replaced with “shall remain in the Securities Account.”

3.8 The first sentence in Section 3.4 of the Pledge Agreement is deleted in its entirety and replaced with the following:

By virtue of the execution and delivery of this Agreement and the Control Agreement and upon delivery to the Securities Intermediary of the Collateral (or certificates, instruments or other papers representing or evidencing the Collateral) in accordance with the provisions of this Agreement, the Bank will have a valid Lien on the Collateral subject to no prior or other Liens.

3.9 Section 3.5 of the Pledge Agreement is deleted in its entirety and replaced with the following:

SECTION 3.5. Additional Representations. This Agreement does not constitute a prohibited transfer under any law, statute, regulation or ordinance, including the Securities Act of 1933; there is no provision of any existing mortgage, indenture, contract, subscription agreement or other agreement binding on the Pledgor or affecting its property which would conflict or in any way prevent the execution, delivery or carrying-out of the terms of this Agreement; and the Pledgor has delivered or caused to be delivered to the Securities Intermediary any and all certificates evidencing the Collateral, together with any necessary powers or endorsements.

3.10 Section 4.6 of the Pledge Agreement is deleted.

3.11 In Section 7.3 of the Pledge Agreement, the address for notice purposes of the Borrower is changed to read as follows:

Borrower:	Realty Investment Company, Inc.
8171 Maple Lawn Boulevard, Suite 375
Fulton, MD 20759
Attention: Christine A. Shrove, President
Facsimile No.: 240-295-1610

3.12 The second sentence in Section 7.14 of the Pledge Agreement is deleted in its entirety and replaced with the following:

Within five (5) days after the Termination Date, the Pledgee shall notify the Securities Intermediary that the Pledgee’s security interest in the Pledged Stock has terminated and the Pledgee shall return to the Pledgor any Pledged Stock and any other Collateral held by the Pledgee.

Section 4. Modification of Revolving Credit Note. In the Revolving Credit Note, in the upper left hand corner, “$50,000,000.00” is changed to “$5,000,000.00” and in the first paragraph, “FIFTY MILLION DOLLARS ($50,000,000.00)” is changed to “FIVE MILLION DOLLARS ($5,000,000.00)”.

Section 5. Transfer of Pledged Stock. Within five (5) days after receipt by the Bank of the duly executed Notice of Pledge and Security, the form of which is attached as Exhibit A, the Bank shall deliver the original stock certificate(s) evidencing the Pledged Stock to Morgan Stanley to be held in Account no. 642-07734 maintained in the name of “Realty Investment Company, Inc. pledged to Wachovia Bank, National Association” at Morgan Stanley pursuant to the Notice of Pledge and Security.

Section 6. Closing Conditions. No agreement of the Lender as set forth in this Modification or any other document executed contemporaneously with this Modification shall be effective or binding on the Lender until and unless the Lender shall have received:

A. This Modification, duly executed and delivered by an authorized officer of the Borrower;

B. Notice of Pledge and Security, a form of which is attached as Exhibit A, duly executed and delivered by authorized officers of the Borrower and Morgan Stanley and in form acceptable to the Lender; and

C. Payment by the Borrower of all out-of-pocket costs and expenses, including actual attorneys’ fees, incurred by the Lender in connection with the Loan and this Modification.

Section 7. Other Terms. Except as specifically modified herein, all other terms and conditions of the Loan Agreement, the Revolving Credit Note, the Pledge Agreement, and all other documents evidencing, securing, guaranteeing or otherwise documenting the terms and provisions of the Borrower’s debt to the Lender (collectively, the “Loan Documents”) remain in full force and effect and are hereby ratified and confirmed. The modifications contained herein shall not constitute a novation of the Borrower’s obligations under the Loan Documents.

Section 8. Representations. The Borrower represents, warrants and agrees that (i) there are no claims, defenses or setoffs with respect to any indebtedness of the Borrower to the Lender or with respect to the collection or enforcement of any of the same; (ii) to the best of the Borrower’s knowledge, information and belief, no Event of Default has occurred and is continuing; and (iii) the Lender has made no representations or commitments, oral or written, or undertaken any obligations other than as expressly set forth in this Modification.

Section 9. Release. To induce the Lender to enter into this Modification, the Borrower releases, remises, acquits and forever discharges the Lender and each of its employees, agents, directors, officers, attorneys, successors and assigns, from any and all matters or claims, actions, causes of action, suits, debts, agreements, and demands whatsoever whether known or unknown, in law or in equity, or otherwise which relate to the Loan and which the Borrower ever had, now has, or shall have against the Lender or any of the parties described above by reason of any act, cause, matter or thing whatsoever existing or done from the beginning of time to the date of this Modification.

Section 10. Amendments. No amendment of this Modification and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

Section 11. Binding Nature. This Modification shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12. Choice of Law. This Modification shall be governed by, and enforced pursuant to, the internal laws of the State of Maryland.

Section 13. Further Assurances and Corrective Instruments. The Borrower shall execute, acknowledge and deliver, from time to time, such supplements hereto and such further instruments and documents as the Lender may require in its discretion to evidence any obligation of the Borrower to the Lender, to facilitate the carrying out of the intentions of the parties to this Modification, or to perfect the Collateral.

Section 14. WAIVER OF JURY. EACH PARTY TO THIS MODIFICATION AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, ON OR WITH RESPECT TO THIS MODIFICATION OR WHICH IN ANY WAY RELATES TO THE LOAN, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. EACH PARTY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 15. Interpretation. Each party acknowledges (i) that it has participated in the negotiation of this Modification, and that no provision of this Modification shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision; (ii) that it has had the opportunity to review, analyze, and discuss this Modification, and the underlying factual matters relevant to this Modification, for a sufficient period of time before the execution and delivery hereof; (iii) that all of the terms of this Modification were negotiated at arm’s length; (iv) that this Modification was prepared and executed without fraud, duress, undue influence, or coercion of any kind exerted by any of the parties upon the others; (v) that the execution and delivery of this Modification is the free and voluntary act of each party, and (vi) that, even though the Borrower did not employ counsel in connection with the negotiation and execution of this Modification and related documents, the Borrower was given ample opportunity to obtain counsel and chose not to do so.

Section 16. Counterparts. This Modification may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Modification with the specific intention of creating a document under seal as of the date and year first above stated.

WITNESS	REALTY INVESTMENT COMPANY, INC.

/s/ Mary C. Acker	By:	/s/ Christine A. Shreve	(SEAL)
Christine A. Shreve, President

WACHOVIA BANK, NATIONAL ASSOCIATION

/s/ Jeffrey W. Copen	By:	/s/ Barbara K. Angel	(SEAL)
Barbara K. Angel, Senior Vice President

EXHIBIT A

Notice of Pledge and Security

Read and Agreed to:

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Jerry Castro
	Name:	Jerry Castro
	Title:	Branch Manager

Wachovia Bank

By:	/s/ Barbara K. Angel
Name:
Title:
Address: